Exhibit 10.32

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

SALES REPRESENTATIVE SERVICES AGREEMENT

This Sales Representative Services Agreement (this “Agreement”) effective as of April 1, 2008 (the “Effective Date”) is entered into by and between VENTIV COMMERCIAL SERVICES, LLC, a New Jersey limited liability company (“VCS”), and ENDO PHARMACEUTICALS INC., a Delaware corporation (“CLIENT”). VCS and CLIENT are sometimes referred to herein collectively as the “Parties,” and individually as a “Party.”

RECITALS:

WHEREAS, VCS provides integrated outsourced sales and marketing solutions, including client field forces to the healthcare industry, and has certain expertise in the marketing and promotion of pharmaceutical products; and

WHEREAS, CLIENT is an integrated pharmaceutical company that requires the sales and promotional services of VCS as more fully described in this Agreement (the “Services”); and

WHEREAS, VCS and CLIENT desire to enter into this Agreement under which VCS will provide such Services to CLIENT.

NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

1.1. “Active Representative Days” means days when VCS Sales Representatives who have completed all CLIENT and VCS required training are engaged in Detailing or otherwise engaged in CLIENT required or approved activities pursuant to this Agreement. When measuring the number of Active Representative Days for any period, the number shall be reduced by the product of the number of Business Days during such period when a Territory does not have an Active Representative multiplied by the number of Territories that do not have an Active Representative on any such Business Day.

1.2. “Active Representatives” means VCS Sales Representatives who have completed all CLIENT and VCS-required training and are engaged in Detailing or otherwise engaged in CLIENT-required or approved activities pursuant to this Agreement. Any VCS Sales Representative who is on a Time Out of Territory shall not be considered an Active Representative.

1.3. “Active Territory” means a Territory in which there are Active Representatives.

1.4. “Adverse Event” means any untoward medical occurrence in a patient, consumer or clinical investigation subject associated with the use of a Product that does not necessarily have a causal relationship with this treatment. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a Product, whether or not related to such Product. In addition, all cases of apparent drug-drug interaction, pregnancy (with or without outcome), exposure during breastfeeding, paternal exposure, lack of efficacy, overdose, drug abuse and misuse, drug maladministration or accidental exposure and dispensing errors are collected and databased even if no Adverse Event has been reported.

1.5. “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control” or “controlled” shall mean ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.6. “Agreement” is defined in the preamble of this Agreement.

1.7. “Agreement Territory” means the United States.

1.8. “Agreement Year” means a fiscal year commencing on July 1 and ending June 30, except that the first Agreement Year shall commence on the Effective Date and end on June 30, 2009.

1.9. “Arbitration” is defined in Section 12.7(c) of this Agreement.

1.10. “Arbitration Request” is defined in Section 12.7(c)(i) of this Agreement.

1.11. “Arbitrators” is defined in Section 12.7(d)(i) of this Agreement.

1.12. “Auditee” is defined in Section 4.6(b)(i) of this Agreement.

1.13. “Audit Rights Holder” is defined in Section 4.6(b)(i) of this Agreement.

1.14. “Audit Team” is defined in Section 4.6(b)(i) of this Agreement.

1.15. “At-Risk Management Fee” is defined in Section 4.1(a) of this Agreement.

1.16. “Budget” is defined in Section 4.2(a) of this Agreement.

1.17. “Business Day” means any day other than a Saturday, a Sunday, an approved holiday in accordance with CLIENT’s holiday schedule or a day on which commercial banks in

Philadelphia, Pennsylvania are authorized or required by Law to remain closed. CLIENT’S holiday schedule may be modified by CLIENT from time to time and when modified a copy shall be provided to VCS. The CLIENT’s current holiday schedule has been submitted to VCS.

1.18. “Call” means a face-to-face presentation by a Sales Representative to a Target Prescriber which consists of one or more Details and includes, but is not limited to, having a discussion with the Target Prescriber regarding the features and benefits of the Products, their contraindications, FDA approved uses and other pertinent information, and providing the Target Prescriber Product Literature and samples of the Products.

1.19. “Call Plan” means a plan designed by CLIENT, which is intended to enhance the efficiency and effectiveness of the Sales Representatives in making Calls. The Call Plan may be modified by Client from time to time and when modified a copy shall be provided to VCS. The initial Call Plan has been submitted to VCS by letter dated May 9, 2008.

1.20. “CLIENT” is defined in the preamble of this Agreement.

1.21. “CLIENT Representatives” is defined in Section 10.1 of this Agreement.

1.22. “Client Pass-through Expenses” means those certain “Pass-through Costs” referred to on Schedule B.

1.23. “Competing Product” means ***.

1.24. “Components” is defined in Schedule A-1A to this Agreement.

1.25. “Confidential Information” is defined in Section 6.1(a) of this Agreement.

1.26. “Conversion” is defined in Section 9.2 of this Agreement.

1.27. “DDMAC” means the United States Department of Health and Human Services, Food and Drug Administration Center for Drug Evaluation and Research, Office of Medical Policy, Division of Drug Marketing, Advertising and Communications.

1.28. “Detail” is defined on Schedule A-1 to this Agreement.

1.29. “Detailing” is defined on Schedule A-1 to this Agreement.

1.30. “Direct Marketing Expenses” means the funds (which are part of the Budget) to facilitate the Detailing activities of Sales Representatives to Target Prescribers.

1.31. “Disclosing Party” is defined in Section 6.1(a).

1.32. “Distribution Agent” is defined in Section 3.2(f) of this Agreement.

1.33. “District Manager” means an employee of VCS who is engaged under this Agreement to manage VCS Sales Representatives in specified Territories.

1.34. “Effective Date” is defined in the preamble of this Agreement.

1.35. “Expected Active Representative Days” means all Business Days in a calendar quarter.

1.36. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.37. “Field” means the treatment of pain associated with osteoarthritis in joints amenable to topical treatment.

1.38. “FROVA®” is defined in Section 1.59 of this Agreement.

1.39. “GAAP” means U.S. Generally Accepted Accounting Principles consistently applied by the applicable Person.

1.40. “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.

1.41. “Inactive Territory” means a Territory that does not have an Active Representative. An Inactive Territory that is inactive for at least *** (***) Business Days in a calendar quarter shall be considered an Inactive Territory for the entire calendar quarter. In the event CLIENT conducts a Conversion, the applicable vacated Territory shall not be considered an Inactive Territory until *** (***) days from the date of Conversion so long as VCS has hired a replacement VCS Sales Representative within such period.

1.42. “Information Technology” is defined in Section 3.2(k) of this Agreement.

1.43. “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority, including the PhRMA Code and the rules, regulations, guidelines and other requirements of DDMAC.

1.44. “LIDODERM®” is defined in Section 1.56 of this Agreement.

1.45. “Losses” is defined in Section 10.1 of this Agreement.

1.46. “Management Fee” is defined in Section 4.1(a) of this Agreement.

1.47. “National Liaison” means, as to VCS, the individual designated by VCS to coordinate communication and resolution of issues between the Parties. ***.

1.48. “National Sales Director” means, as to each Party, the individual designated by such Party to lead the project to which this Agreement relates, through whom all major communications will be channeled and who will be responsible for high level support within and between the respective Parties’ organizations in relation to this Agreement, including overseeing all significant operational and other issues in connection with the Detailing and promotion activities and the Services to be performed hereunder.

1.49. “Non-Primary Detail” means a Detail during which VOLTAREN® is the second (2nd) most prominent item presented in the Call and comprises, on average, approximately thirty percent (30%) of the time and cost of the Call.

1.50. “Novartis” means, collectively, Novartis, AG and Novartis Consumer Health, Inc.

1.51. “Novartis Agreement” means that certain License and Supply Agreement dated March 3, 2008 by and between CLIENT and Novartis.

1.52. “NSAID” means a non-steroidal anti-inflammatory drug.

1.53. “OTC Product” means a pharmaceutical product for use in humans that has been approved by the FDA for sale to customers and/or patients in the Agreement Territory without a prescription.

1.54. “Party” or “Parties” is defined in the preamble of this Agreement.

1.55. “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder.

1.56. “Person” means and includes an individual, partnership, joint venture, limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

1.57. “PhRMA Code” means the PhRMA Code on Interactions with Healthcare Professionals, as in effect from time to time.

1.58. “Primary Detail” means a Detail during which VOLTAREN® is the most prominent item presented in the Call and comprises, on the average, approximately seventy percent (70%) of the time and cost of the Call.

1.59. “Products” means VOLTAREN® Gel (diclofenac sodium topical gel 1%) (“VOLTAREN®”), LIDODERM® (lidocaine patch 5%) (“LIDODERM®”), FROVA® (frovatriptan succinate tablets) (“FROVA®”) and any additional products added by CLIENT to be Detailed by the Sales Representatives pursuant to this Agreement and listed on Schedule A-1A to this Agreement from time to time.

1.60. “Product Literature” shall mean promotional, informative and other written information concerning a Product.

1.61. “Professionals” means physicians and other health care practitioners who are permitted under the Laws of the United States to prescribe the Products.

1.62. “Project Manager” means, as to VCS, an employee of VCS who is engaged under this Agreement to assist VCS management and to coordinate administrative support for the VCS Field Force.

1.63. “Representative” or “Representatives” is defined in Section 6.1(b) of this Agreement.

1.64. “Receiving Party” is defined in Section 6.1(a).

1.65. “Sales Representative” means a VCS Sales Representative.

1.66. “Senior Officers” means the respective Chief Executive or Operating Officers (or any designee thereof) of the Parties.

1.67. “Services” has the meaning given to such term in the Recitals to this Agreement.

1.68. “Significant Loss” is defined in Schedule A-2.

1.69. “Spare Pool Threshold” is defined in Section 3.2(k).

1.70. “State Disclosure Logs” is defined in Section 4.1(c) of this Agreement.

1.71. “Target Prescriber” means, with respect to the Products, one of the specifically identified Professionals within a Sales Representative’s Territory to be Called upon by the Sales Representative based on CLIENT’s proprietary analysis of physician opportunities as set forth in CLIENT’s Call Plan.

1.72. “Term” is defined in Article II of this Agreement.

1.73. “Territories” means the respective towns, cities and other subdivisions and geographical areas located within the Agreement Territory to which the applicable Sales Representatives are assigned.

1.74. “Theft” is defined in Schedule A-2.

1.75. “Threshold 1 Arbitrator” is defined in Section 12.7(d)(i) of this Agreement.

1.76. “Time Out of Territory” means a leave of absence, an unapproved absence, an absence for illness that continues for more than *** (***) *** in any calendar month, a pre-approved vacation that continues for more than *** (***) *** in any calendar month or a combination of illness and pre-approved vacation that continues for more than *** (***) *** in any calendar month.

1.77. “Tube Sales” means the total dispensed tubes of VOLTAREN® as measured by Wolters Kluwer™ Prescription Audit or other third party vendor selected by CLIENT from time to time. Appropriate adjustments in the measurement of Tube Sales shall be made in the event that any third party vendor selected by CLIENT as referred to above uses different measurement metrics than the previous vendor.

1.78. “VCS” is defined in the preamble of this Agreement.

1.79. “Variant Amount” is defined in Section 4.1(d) of this Agreement.

1.80. “VCS Field Force” means the VCS Sales Representatives, Project Manager, National Liaison, District Managers and National Sales Director providing Services pursuant to this Agreement.

1.81. “VCS Field Force Information” means the information required to be provided by VCS pursuant to Section 4.1(b) with respect to each Member of the VCS Field Force in the form attached hereto as Schedule A-1F.

1.82. “VCS Sales Representative” means an individual employed by VCS who Details the Products to Target Prescribers in accordance with this Agreement.

1.83. “VCS Representatives” is defined in Section 10.1 of this Agreement.

1.84. “VOLTAREN®” is defined in Section 1.59 of this Agreement.

1.85. “Works” is defined in Schedule A-1A.

ARTICLE II. TERM

Subject to the terms of Article XI, this Agreement shall be in effect commencing on the Effective Date and continuing through June 30, 2010 (the “Term”).

ARTICLE III. SCOPE OF SERVICES, PROFESSIONALISM AND COMPLIANCE

3.1. The Scope of Services.

CLIENT hereby engages VCS, and VCS hereby accepts such engagement, to provide the Services pursuant to the terms of this Agreement and the Schedules attached to this Agreement. Such engagement shall be on a nonexclusive basis and CLIENT shall at all times have the right to engage any other Person to provide services (including, without limitation, services similar to the Services) that CLIENT, in its sole discretion, deems necessary or appropriate. The Services to be provided under this Agreement are described in this Agreement and the various Schedules hereto, including Schedule A-1 through Schedule A-2.

3.2. Sales Efforts, Professionalism and Compliance.

a. VCS shall maintain an experienced, well-trained VCS Field Force, whose time is dedicated exclusively to the promotion of the Products and who collectively will provide a minimum of *** Primary Details per calendar quarter, for a total of *** Primary Details per Agreement Year. For every Primary Detail shortfall below *** commencing with the calendar quarter starting July 1, 2008, VCS shall provide CLIENT with a ***.

b. The VCS Field Force shall consist of 275 Sales Representatives, 27 District Managers, one Project Manager, one National Liaison and one National Sales Director. Each District Manager and Sales Representative shall have the qualifications and meet the hiring profile and criteria set forth on Schedule A-1C. The National Liaison, Project Manager and National Sales Director designated by VCS shall be subject to the approval of CLIENT, which approval shall not be unreasonably withheld. CLIENT hereby designates Larry Romaine as its National Sales Director. VCS hereby designates Tom Dimke as its National Sales Director. Each Party may change its National Sales Director upon written notice to the other Party.

c. (i) All Territories and districts shall be filled by VCS Sales Representatives and District Managers, as applicable, by May 12, 2008. In respect to any Territory and/or district that has an unfilled position during the period beginning *** and continuing through ***, VCS shall pay CLIENT *** for each such Territory and/or district until each such Territory and district has a Sales Representative or District Manager, as applicable, on the payroll that has completed the training required by this Agreement (such payment to continue for any Territory or district that was unfilled on *** and continues unfilled thereafter). For the purpose of clarity, once a Territory and/or district that did not have a VCS Sales Representative and/or District Manager, as applicable, as of *** has a Sales Representatives and/or District Manager, as applicable, on the payroll that has completed the training required by this Agreement, VCS’ obligation to pay the *** described in this Section 3.2(c)(i) shall cease.

(ii) From and after *** Ventiv shall be responsible to ensure that (i) the Active Representative Days equal at least ***% of the product of the Expected Active Representative Days multiplied by *** for at least *** (***) calendar quarters out of any *** (***) consecutive calendar quarters; and (ii) there are no more than *** Inactive Territories in *** (***) calendar quarters out of any *** (***) consecutive calendar quarters. ***.

d. The VCS Field Force shall have a thorough knowledge of the Products and their associated disease entities in respect to which Products CLIENT has provided training in accordance with this Agreement.

e. VCS shall employ its expertise and best professional judgment to direct the Detailing and promotion activities to Target Prescribers identified from time to time by CLIENT. VCS shall be responsible to ensure that the Sales Representatives Detail the Products in an accurate and compliant manner in an effort to enable Target Prescribers to obtain all information necessary or appropriate in connection with prescribing the Products.

f. All promotional materials (as updated from time to time) to be used by the VCS Field Force pursuant to this Agreement shall be chosen and/or approved by CLIENT and CLIENT shall be responsible to ensure the compliance of such promotional materials with applicable Law.

All samples and promotional materials shall be disseminated by CLIENT in compliance with applicable Law and such distribution shall occur directly by CLIENT or through a distribution agent selected by CLIENT from time to time (the “Distribution Agent”) to the VCS Field Force. VCS shall be responsible to secure appropriate physical space (including temperature-controlled storage space for samples and Products) for the storage of any and all materials distributed by CLIENT or by the Distribution Agent to the VCS Field Force. VCS shall be responsible to ensure that the VCS Field Force stores and maintains such materials in the designated space.

g. VCS shall be responsible for ensuring that, upon receipt thereof, all samples, promotional and other materials are handled and distributed by VCS and the VCS Field Force in accordance with, and VCS shall comply and shall be responsible to ensure that the VCS Field Force complies with any and all reporting and other obligations (including, without limitation, all obligations regarding reporting of samples lost in transit, a Significant Loss of samples, a theft of drug samples and all falsification of sample documents) under, CLIENT’s Sample Accountability Policies and Procedures provided to VCS by letter dated May 9, 2008 (as they may be amended or otherwise modified from time to time by CLIENT (such amendments and modifications to be provided by CLIENT to VCS in advance and in writing)) and, as more specifically provided below, under all applicable Laws. CLIENT shall be responsible for ensuring that its Sample Accountability Policies and Procedures comply with applicable Law. In connection with its reporting obligations under this Section 3.2(g), VCS shall be responsible for complying with the terms and conditions set forth in Schedule A-2 of this Agreement. The additional terms and conditions regarding sample management and accountability are set forth in Schedule A-2 of this Agreement.

h. VCS shall comply and be responsible to ensure that the VCS Field Force complies with any and all reporting and other obligations imposed by any state or other jurisdiction (including, without limitation, all obligations regarding providing to ENDO for dissemination to the applicable state or other jurisdiction reports of expenses incurred in the course of the VCS Field Force’s marketing efforts) and as more specifically described in Section 4.1(c).

i. The Services shall be performed by VCS and the VCS Field Force (i) in a professional manner consistent with industry standards; (ii) in conformance with that level of care and skill ordinarily exercised by other professional contract sales organizations; and (iii) in compliance with all applicable Laws. Each VCS Field Force member shall be subject to removal from providing Services pursuant to this Agreement in accordance with the provisions set forth in Schedule A-1. Any such VCS Field Force member who is so removed shall be promptly replaced by VCS. VCS shall retain, in all respects, all liability and obligations of any kind or nature with respect to any employment-related claims arising out of or in connection with the activities contemplated by this Agreement and/or the Services provided by the applicable VCS Field Force member.

j. VCS shall promote the Products, and shall cause the VCS Field Force to promote the Products, in strict adherence to applicable Law and professional requirements and CLIENT policies (provided to VCS in advance and in writing) that are applicable to the type of Services contemplated hereunder and which are utilized by CLIENT generally in its business, including ensuring that (i) no member of the VCS Field Force has been (A) convicted of an offense related to any federal or state health care program; (B) excluded or otherwise rendered ineligible for federal or state health care program participation; or (C) debarred under Subsection (a) or (b) of Section 306 of the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.); and (ii) no person on any FDA Clinical Investigator Enforcement lists (including the following: (1)

Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the provision of the Services. If at any time VCS becomes aware that any member of the VCS Field Force who participated or is participating in the provision of the Services is on, or is being added to the FDA Debarment List or any FDA Clinical Investigator Enforcement Lists, VCS shall provide written notice of this to CLIENT within 24 hours of VCS having become aware of this fact and will immediately terminate such person from conducting any activity under this Agreement, subject to applicable Law. Further, in connection with any activity under this Agreement, VCS shall, and shall cause all members of the VCS Field Force to, comply in all material respects with the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, April 2003, PDMA, state Laws governing the storage and distribution of pharmaceutical samples and aggregate spending on physician gifts, entertainment and expenses, the PhRMA Code, as in effect from time to time, Section 1128B(b) of the Social Security Act, the AMA Guidelines on Gifts to Physicians from Industry, HIPAA and all other applicable Laws.

k. CLIENT shall provide all laptops and printers and all necessary software, hardware and related equipment (collectively, “Information Technology”) necessary for the performance of the Services hereunder. VCS shall ensure that the members of the VCS Field Force use the appropriate level of care in the handling and use of all such Information Technology and shall provide a report identifying the location of each VCS Field Force member within *** days after the end of each calendar quarter during the Term in order to enable CLIENT to monitor the location of all Information Technology. VCS shall provide CLIENT with all information and applicable verifying documentation (e.g., police reports) identifying any damaged or stolen Information Technology. CLIENT shall maintain a spare pool of Information Technology equal to *** computers and ***% of the other Information Technology provided to VCS for use by the VCS Field Force (the “Spare Pool Threshold”). CLIENT shall replace all documented damaged or stolen Information Technology up to the Spare Pool Threshold. VCS shall be solely responsible for all costs, damages, losses and liabilities associated with damaged, lost or stolen Information Technology (subject to normal wear and tear) in excess of the Spare Pool Threshold and such costs, damages, losses and liabilities shall not be passed through to CLIENT.

l. VCS shall comply, and shall cause any subcontractor that it is permitted to use hereunder to comply, with the terms and conditions of the Novartis Agreement applicable to it, including all compliance, confidentiality, record keeping, reporting and auditing provisions thereof. VCS shall be responsible for each of its permitted subcontractor’s compliance with the terms of this Agreement.

m. The training responsibilities and obligations of the Parties are set forth on Schedule A-1 under the section captioned “Training.”

ARTICLE IV. COMPENSATION, BUDGET AND REIMBURSEMENT; REPORTING; RECORD KEEPING AND AUDIT RIGHTS

4.1. Compensation.

a. Subject to the limitations set forth in this Article IV, CLIENT shall pay VCS compensation for the Services performed under this Agreement as set forth on Schedule B to this Agreement. Such compensation shall include payment of various fees and costs of VCS as described on Schedule B, including a fixed, non-risk related, management fee (the “Management Fee”) and, if applicable, beginning with the calendar quarter commencing July 1, 2008, additional risk-related management fees (collectively, the “At-Risk Management Fee”), which shall be computed on the basis of the percentage of the achievement of certain Tube Sale goals, Detailing requirements and Active Representative/Active Territory goals, all as more fully described on Schedule B, in the relevant amounts set forth thereon. VCS shall be entitled to receive a prorated portion of the monthly fixed fee referred to in Schedule B for the period from May 27, 2008 through June 30, 2008. Moreover, Tube Sales and Detailing completed by the VCS Field Force during the period from May 27, 2008 through June 30, 2008 shall count towards VCS’ achievement of the At-Risk Management Fee. The Parties shall agree on an incentive compensation plan relating to the VCS Field Force, which among other things will limit participation by members of the VCS Field Force who are on performance improvement plans in incentive compensation for which CLIENT is required to pay/reimburse VCS under this Agreement.

b. CLIENT shall notify VCS of the Tube Sales in a calendar quarter within 45 days after the end of each calendar quarter, beginning with the calendar quarter commencing July 1, 2008, and tender payment of the applicable At-Risk Management Fee, if any, in respect of the achievement of the applicable percentage of such Tube Sales with that notice. Notwithstanding the above, on a monthly basis, Client shall provide VCS with all data it receives concerning Tube Sale goals, Detailing requirements and Active Representative/Active Territory goals to allow VCS to monitor achievement of the At-Risk Management Fee. Within ten (10) Business Days following the end of each calendar quarter during the Term of this Agreement, CLIENT shall provide to VCS a report summarizing on a calendar quarter and Agreement Year-to-date basis: (i) the total number of Details, providing separate numbers for Primary Details and total Details; and (ii) the total number of Details to Target Prescribers, providing separate numbers for Primary Details and total Details. In addition, within ten (10) Business Days following the end of each month during the Term of this Agreement, VCS shall provide to CLIENT a report in the form of Schedule A-1F, which shall effectively summarize the total number of Active Representatives and Inactive Territories. The At-Risk Management Fee payable in respect of the Detailing requirements and the Active Representative/Active Territory goals shall be determined by CLIENT and VCS based on the reports made with respect to such matters by CLIENT and VCS in accordance with this Section 4.1 and shall be made within 30 days after such determination.

c. In each state or other jurisdiction in which marketing and expense reports (the “State Disclosure Logs”) are required, VCS shall provide to CLIENT, by the 15th day of each month during the Term, a report summarizing the expenses incurred by the VCS Field Force in, and all other items required by the applicable state or other jurisdiction to be reported with respect to, the month immediately preceding such month. Such State Disclosure Log shall be provided on the applicable state spreadsheet, the forms of which were provided to VCS by CLIENT by letter dated May 1, 2008. The Project Manager, initially ***, shall be the contact at VCS responsible for timely submitting the State Disclosure Logs to CLIENT. CLIENT shall file the requisite state expense reports utilizing the information contained in the State Disclosure Logs.

d. Upon termination or expiration of this Agreement, any applicable earned fees for any calendar quarter or portion thereof prior to such expiration or termination that have not been invoiced shall be paid. VCS shall invoice CLIENT monthly in arrears for fixed monthly fees related to the Services and shall set forth on each invoice the actual headcount of all persons employed by VCS under this Agreement as of the end of the pay period ending in approximately mid-month for the month covered by such invoice ***. Each VCS invoice shall also separately set forth in reasonable detail the amount of any Client Pass-through Expense for which VCS seeks reimbursement. Subject to receipt of a monthly reconciliation report, as described below, CLIENT shall pay the full amount of each VCS invoice, except any Client Pass-through Expense in excess of the amount allowed for such item in the Budget that has not been previously approved by CLIENT. CLIENT and VCS shall work together in good faith to develop a Pass-through Expense budget.

e. ***. VCS shall also provide CLIENT with a monthly report regarding the usage by the VCS Field Force of vehicles used in the course of carrying out the Services hereunder (which report shall be based on reports VCS receives from *** and/or the VCS Field Force members, as applicable, with respect to such matters), summarizing the car mileage. Any amounts due through reconciliation of budgeted amounts (for (i) and (ii) above) and actual costs incurred (for (i) and (ii) above) will be applied as a credit or an additional charge on the month’s invoice from VCS that is submitted with the monthly reconciliation report. VCS shall also provide Client at the end of each calendar quarter, together with the invoice for the month just ended, a reconciliation of the invoiced amounts during such quarter and Agreement Year to date to the quarterly and year to date Budget. VCS and CLIENT shall, in addition, review the aggregate of all Variant Amounts within 30 days of the end of each calendar quarter. In that connection, CLIENT may request additional justification for any Variant Amount and to the extent CLIENT is not reasonably satisfied with such justification, CLIENT may require a credit against future invoices (or, at end of the Term, a refund) equal to the unjustified Variant Amounts. In no event shall the variances from the budgeted amounts exceed in the aggregate the annual budget for such items unless otherwise agreed to in writing by CLIENT.

4.2. Budget

a. The annual budget (“Budget”) for the first Agreement Year is attached to this Agreement as Schedule B-Y.

b. VCS shall prepare a draft Budget for each subsequent Agreement Year of the Term of this Agreement and deliver such Budget to CLIENT at least 90 days prior to the beginning of such Agreement Year. The aggregate amount of all costs set forth therein shall in no event exceed the prior year’s budget in an amount greater than the percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U), subject to conformance by the parties of items such as salaries and travel expenses to scales utilized by CLIENT for its employees and conformance of charges for gas to accepted gas indices comparing the price of gas at May 27, 2008 to the price at the time the Budget is prepared. The Budget shall set out in reasonable detail the various costs of VCS (related to the Services including those described on Schedule A-1 through Schedule A-2) estimated to be payable by CLIENT in the forthcoming year. Upon receipt thereof, CLIENT will promptly review the Budget and the Parties will then reconcile any issues related thereto. CLIENT and VCS recognize that the Budget, as with any projection, may require adjustment due to changes in expenses, market conditions and numerous other factors and agree to review the Budget no less frequently than every *** (***) months for possible adjustment.

c. If CLIENT does not approve a Budget at least 30 days prior to the beginning of any calendar year, or is unable to reach agreement with VCS on any proposed adjustment thereto, including a CLIENT-required reduction in Client Pass-through Expenses (as set forth in Section 4.3 of this Agreement), CLIENT and VCS agree to have their Senior Officers meet forthwith in an attempt to resolve the matter. If such a resolution is not reached within 30 days from such meeting and unless each Party agrees in writing to continue good faith negotiations as to the Budget for an additional 60 days, CLIENT shall be deemed to have given notice of termination under Section 11.2(b) of this Agreement effective 120 days after such 30th day referred to in the prior clause. The Parties agree that during the aforementioned negotiation period (to the extent such period exists in a new contract year), VCS shall continue provision of the Services and shall be paid by CLIENT in accordance with the prior Agreement Year’s approved Budget, subject to reconciliation with the subsequently agreed-upon Budget.

4.3. Client Pass-through Expenses

a. VCS may request that CLIENT approve particular Client Pass-through Expense items prior to incurrence thereof and once approved by CLIENT in writing, CLIENT shall pay the same when invoiced. In addition, CLIENT may require, on not less than 30 days’ notice, that amounts provided in the Budget for Client Pass-through Expenses be reduced. CLIENT shall, at the written request of VCS, discuss in good faith the reason for the required reduction in Client Pass-through Expenses and the impact of such reduction on VCS and its ability to achieve the At-Risk Management Fee, but CLIENT shall make the final decision with respect to any reduction.

b. Notwithstanding anything herein to the contrary, in no event shall CLIENT be required to pay VCS Client Pass-through Expenses in excess of the amounts provided for such expenses in the Budget, unless otherwise specifically agreed to by CLIENT in writing.

4.4. Additional Expenses

a. CLIENT may request VCS to incur particular expenses in addition to those already relating to the Services and reflected in the Budget, in which case those expenses will be added to the Client Pass-through Expenses payable by CLIENT. All additional expenses must be agreed to in writing by CLIENT prior to such expenses being incurred.

b. CLIENT reserves the right to add additional Products to be Detailed by the Sales Representatives at no additional cost to CLIENT, except that: (i) CLIENT shall pay documented incremental costs (e.g., training, distribution, sample costs and Detail aids) that have been approved by CLIENT and which are related to such additional Products and (ii) the Parties shall discuss in good faith and determine whether any adjustments to the metrics required for achievement of the At-Risk Management Fee should be made. At such time as CLIENT exercises this right, VCS shall comply with all other provisions of this Agreement applicable to promoting Products in connection with the promotion of such additional Products and the Parties shall enter into appropriate amendments to this Agreement to reflect the same.

4.5. Payment Due

Invoices are due and payable within *** days of receipt thereof, except to the extent of any amount disputed by CLIENT. CLIENT shall pay the undisputed amount of each invoice when due. In the event CLIENT disputes an amount set forth on a VCS invoice, it shall send VCS written notice specifying in detail the basis for the dispute. In addition to VCS’ right to terminate this Agreement under Section 11.1 in the case of non-payment of any undisputed amount, if VCS elects not to terminate this Agreement in the case of non-payment of any undisputed amount, CLIENT shall pay

VCS a finance charge of *** (***%) percent per month for the undisputed amount on each invoice past due for more than *** days from the applicable payment date. The Parties agree to resolve disputes in good faith and an expeditious manner.

4.6. Books and Records

a. VCS shall keep complete, true and accurate books and records with respect to the Services provided and its other obligations under this Agreement in accordance with GAAP. VCS shall keep such books and records for at least three (3) years following the end of the Agreement Year to which they pertain. Such books and records shall be kept at VCS’ principal place of business. At CLIENT’s sole cost and expense, except as provided below, VCS shall permit auditors, on behalf of CLIENT and Novartis, to visit and inspect, during regular business hours and under the guidance of representatives of VCS, and to examine the books of account of VCS concerning the Services and this Agreement and discuss the affairs, finances and accounts of VCS concerning the Services and this Agreement with, and be advised as to the same by, its officers and independent accountants.

b. Audits. CLIENT and Novartis shall have audit rights with respect to VCS’ records described in this Section 4.6(b).

i. CLIENT or Novartis (in such capacity, the “Audit Rights Holder”) may, upon request and at its expense (except as provided for herein), cause an internationally-recognized independent accounting firm selected by it, other than one to whom VCS (in such capacity, the “Auditee”) has a reasonable objection (the “Audit Team”), to audit (at CLIENT’s or Novartis’ sole cost and expense, except as otherwise set forth in subsection (v) below) during ordinary business hours the books and records of the Auditee and the correctness of any payment made or required to be made to or by such Auditee, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee.

ii. In respect of each audit of the Auditee’s books and records: (i) the Auditee may only be audited once per calendar year, unless a prior audit reveals any material discrepancy, in which case, more frequent audits will be permitted; (ii) no records for any given Agreement Year may be audited more than once for the same purpose, unless a prior audit reveals any material discrepancy, in which case, more frequent audits will be permitted; and (iii) the Audit Rights Holder shall only be entitled to audit books and records of the Auditee from the three (3) Agreement Years prior to the Agreement Year in which the audit request is made.

iii. In order to initiate an audit for a particular Agreement Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder shall provide the Auditee with notice of one or more proposed dates of the audit not less than 30 calendar days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall reasonably cooperate with such audit.

iv. The audit report and basis for any determination by an Audit Team shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than 30 calendar days after the first determination is provided to Auditee and to be limited to the disputed matters). If the parties disagree as to such further determination, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute that shall be binding upon the parties.

v. If the audit shows any under-reporting or underpayment, or overcharging by any party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging party shall remit such underpayment or reimburse such overcompensation to the underpaid or overcharged party within *** calendar days of receiving the audit report. Further, if the audit for an Agreement Year shows an under-reporting or underpayment or an overcharge by any party for that period in excess of *** percent (***%) of the amounts properly determined, the underpaying or overcharging party, as the case may be, shall reimburse the applicable underpaid or overcharged party, for its respective audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be made within *** calendar days of receiving appropriate invoices and other support for such audit-related costs.

vi. Accounting Standards. All costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with GAAP.

vii. Taxes. Any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to it hereunder, shall be deducted from such payments and paid to the applicable Governmental Authority contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law.

viii. Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States Dollars.

ARTICLE V. REPRESENTATIONS OF THE PARTIES

5.1. VCS Representations

VCS represents to CLIENT that:

a.	It has the requisite expertise, experience and skill to render the Services and it shall use all reasonable efforts to cause the Services to be performed in a competent, efficient and professional manner and no less favorable than the overall manner in which similar services are performed for other parties by VCS.

b.	The execution, delivery and performance of this Agreement by VCS and the consummation of the transactions contemplated hereby have been duly authorized by all requisite company action; this Agreement constitutes the legal, valid and binding obligation of VCS, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general principles of equity); and this Agreement and VCS’ performance hereunder does not violate or constitute a breach under any organizational document of VCS or any contract, other form of agreement, or judgment or order to which VCS is a party or by which it is bound.

c.	VCS shall adhere to and comply with, and shall cause the VCS Field Force to adhere to and comply with, all applicable Laws in carrying out its obligations under this Agreement.

d.	As of the date this Agreement is signed by VCS, neither VCS nor inVentiv Health has any equity or ownership interest of any kind or nature in Alpharma Pharmaceuticals LLC, and Alpharma Pharmaceuticals LLC is not a registered owner of any equity or other ownership interest of any kind or nature in VCS or inVentiv Health and, to the actual knowledge of VCS, no Affiliate of Alpharma Pharmaceuticals LLC is a registered owner of any such interest and neither Alpharma Pharmaceuticals LLC or any of its Affiliates is a beneficial owner of any such interests.

e.	VCS will maintain insurance with financially sound carriers in the amounts and types (with the deductibles or retentions) as set forth in Schedule C to this Agreement, as the same may be amended or modified from time to time.

5.2. Client Representations

CLIENT represents to VCS that:

a.	The execution, delivery and performance of this Agreement by CLIENT and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action; this Agreement constitutes the legal, valid and binding obligation of CLIENT, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general principles of equity); and this Agreement and CLIENT’s performance hereunder does not violate or constitute a breach under any organizational document of CLIENT or any contract, other form of agreement, or judgment or order to which CLIENT is a party or by which it is bound.

b.	CLIENT shall adhere to and comply with all applicable Laws in carrying out its obligations under this Agreement.

c.	CLIENT will maintain insurance with financially sound carriers or through one or more financially sound self-insurance arrangements in the amounts and types (and with the deductibles or retentions) as set forth in Schedule C to this Agreement, as the same may be amended from time to time.

d.	During the Term of this Agreement and for a period of *** (***) months thereafter (except if this Agreement is terminated by CLIENT under Section 11.1 (a) or Section 11.1(b), in which case this provision shall not survive termination), CLIENT shall not (i) solicit or hire any VCS Field Force member or pay or offer to pay any VCS Field Force member any compensation or benefits (it being understood that the payments by CLIENT to VCS contemplated by this Agreement will not violate this provision), except, in each case, in connection with a Conversion; (ii) provide any contact information (including name, address, phone number or e-mail address) concerning members of the VCS Field Force to any third party providing (or proposing to provide) contract sales services and promotional services to CLIENT; or (iii) assist actively in any other way such a third party in employing or retaining members of the VCS Field Force. For the purposes of this Agreement, the term “solicit” shall not include general advertising by CLIENT for personnel not specifically directed to a VCS Field Force member.

e.	CLIENT has the lawful authority necessary to market and sell the Products in all geographic regions where the Products are to be promoted under this Agreement.

ARTICLE VI. CONFIDENTIALITY AND THIRD PARTY COMMUNICATION

6.1. Confidential Information

a. During the performance of the Services contemplated by this Agreement, each Party may learn confidential, non-public, proprietary or trade secret information of the other Party or its Affiliates, including information relating to their respective research and development efforts, marketing plans and techniques, contacts and customers, business interests, technical and financial information, pricing and costing information and models, clinical data, organization and operations, business development plans (i.e., licensing, supply, acquisitions, divestitures and combined marketing), products, licenses, trademarks, patents, and other types of intellectual property, other contractual rights and interests, product specifications, product development plans and ideas, marketing plans and ideas, manufacturing information and business operations (in whatever form or media such information is contained or disclosed, “Confidential Information”). The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”

b. The Parties shall hold in the strictest confidence any and all of the Confidential Information disclosed by one Party to the other under the terms of this Agreement. The Receiving Party shall neither use nor disclose Confidential Information for any purpose other than to effectuate the purposes of this Agreement, provided that the Receiving Party may disclose Confidential

Information to those of its employees, agents, consultants, advisors, directors, officers and other representatives (collectively, “Representatives”) who have a need to know such information in order to effectuate the purposes of this Agreement, so long as such Representatives are informed of the confidentiality obligations contained herein and are bound by confidentiality obligations at least as restrictive as those contained in this Agreement.

c. Upon the written request from the Disclosing Party at the end of the Term or at the earlier termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by the Receiving Party or its Representatives, as well as all writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from Confidential Information. Any material or media that is unable to be returned, upon the request of the Disclosing Party, must be destroyed and the destroying Party shall provide the Disclosing Party with a certificate from a Senior Officer certifying that such destruction has occurred. Notwithstanding the foregoing, the legal counsel of each Party may retain one copy of Confidential Information in its confidential files solely for archival purposes.

d. The obligations set forth in this Section 6, including the obligations of confidentiality and non-use, shall be continuing and shall survive the expiration or termination of this Agreement for a period of five (5) years from the date of such expiration or termination.

e. The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party not subject to any confidentiality obligation; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall use commercially reasonable efforts to notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order and provided further that if such protective order cannot be obtained, the Receiving Party shall assist the Disclosing Party in limiting the disclosure of such Confidential Information, except to the extent necessary to comply with such judicial process, court order or administrative request.

f. All Confidential Information disclosed by or on behalf of the Disclosing Party shall be and shall remain the property of the Disclosing Party. The Receiving Party will not be deemed to have been granted any right, including, without limitation, a license, copyright or similar right, with respect to any of the Confidential Information.

6.2. Use of Names.

Neither Party shall make a public announcement regarding the Detailing or promotion activities or use the name of the other in any public announcement, press release or other public document without the written consent of such other Party. Each Party shall provide the other with the proposed text of any such public announcement for review and approval, which approval shall not be unreasonably withheld. Notwithstanding the above, either Party may, with the consent of the other Party, list the name of the other Party in a non-descriptive fashion in a list of the names of other, similarly situated third parties that such Party does business with in connection with its general marketing materials.

6.3. Confidential Treatment.

If VCS is required to file with or disclose the terms of this Agreement (or any portion thereof) to the United States Securities and Exchange Commission or any other federal, state or local agency, VCS agrees to use its best efforts to procure confidential treatment of this Agreement pursuant to the Securities Act of 1933, as amended, and the regulations promulgated thereunder, or any other applicable federal, state or local Law. If VCS cannot procure confidential treatment of the entire Agreement, it will use its commercially reasonable efforts to procure confidential treatment for such portions of this Agreement as requested by CLIENT.

6.4. Third Party Communications.

a. VCS shall communicate to CLIENT and Novartis, as specified below, all comments, complaints, requests and inquiries received from the medical profession, Governmental Authorities or other third parties relating to any Product. All responses to such communications shall be handled solely by CLIENT, and VCS shall cooperate with and assist CLIENT to the extent deemed necessary by CLIENT to respond fully to such communications. Product complaint reports received by VCS which are not deemed to be an Adverse Event shall be reported by VCS to Novartis (at Novartis Consumer Health, Inc., 200 Kimball Drive, Parsippany, NJ 07054-0622), with a copy to CLIENT, within 15 days of receipt by VCS. VCS shall promptly forward to Novartis, with a copy to CLIENT, any information, including, but not limited to, initial and follow up reports, that becomes known to VCS from any source in any form relating to any Adverse Event or any Adverse Event with an associated product quality complaint for any Product as soon as it becomes available, but in any event within 24 hours of becoming aware of such information, by transmitting it (with a copy to CLIENT) to the Novartis Customer Relationship Center at 1-800-452-0051. VCS shall also notify Novartis, with a copy to CLIENT, of any communication received from any Governmental Authority relating to any Adverse Event or other safety issue for any Product, within 24 hours of receiving such communication, by transmitting any written communication documentation and a written synopsis of any oral communication to Novartis’ Global Head, Drug Safety and Pharmacovigilance. VCS shall provide to Novartis and CLIENT all reasonable assistance and take all actions reasonably requested by Novartis and CLIENT (at CLIENT’s cost) that are necessary to enable Novartis and CLIENT to comply with any Law applicable to the Products and any conditions or obligations relating to any approval. Such assistance and actions will include compliance with the terms of any Pharmacovigilance Agreement entered into by and between CLIENT and Novartis (a copy of which shall be provided by CLIENT to VCS) to the extent that the terms of such agreement supersede the applicable terms of the Novartis Agreement.

b. CLIENT shall reimburse VCS for all reasonable actual out-of-pocket expenses incurred by VCS in connection with responses to subpoenas and other similar legal orders issued to VCS in respect to the Services performed under this Agreement. However, CLIENT shall have no obligation to reimburse VCS for any such expenses (and to the extent paid by CLIENT to VCS, shall be repaid by VCS to CLIENT upon demand) arising out of, in connection with or otherwise relating to actions or omissions of VCS or its employees, officers, directors and/or affiliates that violate this Agreement or applicable Law.

c. CLIENT shall provide VCS with a written policy setting forth all of VCS’ responsibilities and obligations with respect to third party communications, Adverse Events and compliance with any Pharmacovigilance Agreement (as set forth in this Section 6.4). CLIENT shall be solely responsible for securing Novartis’ consent to utilize its Customer Relationship Center and for authorizing VCS’ personnel to contact Novartis as set forth in this Section 6.4 and as shall be provided in the aforementioned written policy. CLIENT shall train VCS’ Personnel regarding compliance with such policy and any modifications or changes to such policy shall be communicated by CLIENT to VCS (in writing). Any additional cost incurred by VCS in connection with complying with a modified or changed policy and additional costs incurred by VCS for training its personnel concerning such modified or changed policy, shall be borne by CLIENT.

ARTICLE VII. INDEPENDENT CONTRACTOR

VCS and its Affiliates, directors, officers and the Persons providing Services under this Agreement are at all times independent contractors with respect to CLIENT. Persons provided by VCS to perform Services shall not, for any purpose, be deemed employees of CLIENT. Except as may otherwise be provided herein, CLIENT shall not be responsible for VCS’ acts or the acts of its Affiliates, officers, agents or employees while performing the Services, whether on CLIENT’s premises or elsewhere. Neither Party shall have any responsibility for the hiring, termination, compensation, benefits or other terms or conditions of employment of the other Party’s employees. VCS is, and at all times shall remain, solely responsible for the human resource and performance management functions of all members of the VCS Field Force. VCS shall be solely responsible and liable for all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and contractors. VCS shall obtain and maintain worker’s compensation insurance and other insurances required for members of the VCS Field Force. VCS acknowledges that CLIENT does not, and shall not obtain or maintain such insurances, all of which shall be VCS’ sole responsibility. VCS acknowledges and agrees that members of the VCS Field Force are not, and are not intended to be nor shall they be treated as, employees of CLIENT and that no such individual is, or is intended to be, eligible to participate in any benefits programs or in any CLIENT “employee benefit plans” (as defined in Section 3(3) of ERISA). VCS will cause all of the VCS Field Force members to execute and will retain on file an agreement, substantially in the form set forth in VCS’ employee handbook provided to CLIENT, containing an acknowledgement that such VCS employee does not have any rights to or claims of employee status or benefits from or against customers of VCS, such as CLIENT, for whom such person provide services on behalf of VCS.

ARTICLE VIII. OWNERSHIP OF PROPERTY AND DEVELOPMENTS

8.1. Use of Trademarks in Promotion of the Products

a. VOLTAREN® shall be promoted by VCS and the VCS Field Force under the VOLTAREN® trademark, U.S. Registration No. 960282, the Man and Path design trademark, U.S. Trademark Application No. 77/258978, the JOY OF MOVEMENT TM, U.S. Trademark Application No. 77/053235, and any accompanying logos, trade dress and/or indicia of origin, including applicable branding, color, palette, typeface, tagline and icon all of which have been licensed by CLIENT pursuant to the Novartis Agreement and shall remain the sole property of Novartis.

b. LIDODERM® shall be promoted by VCS and the VCS Field Force under the LIDODERM® trademarks, U.S. Registration Nos. 1597110 and 2870973, the LIDODERM® design trademark, U.S. Trademark No. 2853072, and any accompanying logos, trade dress and/or indicia of origin, including applicable branding, color, palette, typeface, tagline and icon, all of which shall remain the sole property of CLIENT.

c. FROVA® shall be promoted by VCS and the VCS Field Force under the FROVA® trademark, U.S. Registration No. 2828476, the FROVA® design trademark, U.S. Trademark No. 3281355, and any accompanying logos, trade dress and/or indicia of origin, including applicable branding, color, palette, typeface, tagline and icon, all of which shall remain the sole property of CLIENT.

d. This Agreement does not constitute a grant to VCS of any property right or interest in the Products or the trademarks owned by or licensed to CLIENT or any Affiliate of CLIENT and/or any other intellectual property rights that CLIENT owns now or in the future. VCS recognizes the validity of and title of CLIENT to all of CLIENT’s owned or licensed trademarks, trade names and trade dress in any country in connection with the Products, whether registered or not. To CLIENT’s knowledge, neither the trademarks, trade names and trade dress to be used in the promotion of the Products as referred to in this Section 8.1 nor the promotion of the Products by VCS infringes on any intellectual property right of any other Person.

8.2. Ownership of Materials

Except as otherwise specifically provided in Schedule A-1A attached to this Agreement, all developments, materials and documents supplied by VCS to CLIENT during the Term of this Agreement that relate to the Services shall be the sole and exclusive property of CLIENT. Each Party shall hold all such property and developments confidential in accordance with Article VI of this Agreement.

ARTICLE IX. SALE OF COMPETING PRODUCT; EMPLOYMENT OF VCS FIELD FORCE AFTER TERMINATION

9.1. Sale of Competing Product

During the Term of this Agreement, no VCS Field Force member shall market, sell or accept orders for the sale of a Competing Product in the Territory. Such restrictions for those VCS Sales Representatives and District Managers who remain employed by VCS shall continue for a period of *** (***) months following the expiration or earlier termination of this Agreement (provided that if CLIENT terminates this Agreement by reason of a material breach by VCS, then such non-compete shall be in effect for a period of *** (***) months after the date that this Agreement would have expired but for VCS’ breach). For the purpose of clarification, CLIENT understands and agrees that the restrictions set forth in this Section 9.1 shall no longer apply once a person ceases to be employed by VCS.

9.2. Employment or Retention by CLIENT

In contemplation of any termination of this Agreement in accordance with Article XI, VCS shall negotiate with CLIENT with respect to the terms governing the hiring of all or any of the VCS Sales Representatives or District Managers or the transfer of such members to CLIENT’s internal sales force (each, a “Conversion”). In no event shall CLIENT have any liability or obligation of any nature for or with respect to any member of the VCS Field Force that CLIENT hires prior to the date of such hire. Except with respect to periods prior to the effective date of such VCS Field Force member’s employment by CLIENT, VCS shall not have any liability or obligation of any nature for or with respect to any member of the VCS Field Force that CLIENT hires following the effective date of such hire.

ARTICLE X. INDEMNIFICATION

10.1. Indemnification by VCS

VCS shall indemnify and hold CLIENT, its Affiliates, officers, directors, agents, representatives and employees (collectively, “CLIENT Representatives”) harmless from and defend against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and attorneys’ fees (collectively, “Losses”), which result or arise from or are caused by (i) any negligent or willful acts or omissions by VCS or any of its Affiliates, officers, directors, employees, agents or representatives (collectively, “VCS Representatives”) in connection with the Services, (ii) any acts or omissions by any VCS Representatives outside the scope of this Agreement, (iii) any breach of this Agreement by VCS or any VCS Representative in connection with the representations, duties and obligations of VCS under this Agreement, (iv) ***; and (v) any employment-related claim, liability or obligation to any member of the VCS Field Force arising out of or in connection with the activities contemplated by this Agreement or the Services provided hereunder. The indemnity obligation set forth in this Section 10.1 shall not apply to the extent CLIENT has an obligation to indemnify VCS in respect to such matter under Section 10.2.

10.2. Indemnification by CLIENT

CLIENT shall indemnify and hold VCS Representatives harmless from and defend against any and all Losses which result or arise from or are caused by (i) any negligent or willful acts or omissions by the CLIENT Representatives in connection with CLIENT’s program of selling and marketing its Products set forth in this Agreement; (ii) any acts or omissions by any CLIENT Representative outside the scope of this Agreement; (iii) any breach of this Agreement by any CLIENT Representatives in connection with the representations, duties and obligations of CLIENT under this Agreement, (iv) products liability claims relating to any Product of CLIENT, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim, and (v) any third party claim alleging that the trademarks, trade names and trade dress referred to in Section 8.1 used in the promotion of the Products or use of the name “ENDO” in performing Services hereunder infringes any intellectual property rights of any other Person. The indemnity obligation set forth in this Section 10.2 shall not apply to the extent VCS has an obligation to indemnify CLIENT in respect to such matter under Section 10.1.

10.3. Indemnification Process

Any indemnification available hereunder shall be dependent upon the party seeking indemnification providing prompt notice to the indemnitor of any claim for indemnification by indemnitee or any claim or lawsuit by a third party giving rise to an indemnification obligation; provided, however, that failure to comply with this notice requirement shall not reduce the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result thereof. Except in connection with any claim based on actual or alleged violation of Law, the indemnitor shall have exclusive control over the handling of the claim or lawsuit by a third party, and the indemnitee shall provide reasonable assistance to the indemnitor in defending such claim or lawsuit. The indemnitor shall keep indemnitee regularly apprised of the status of such claim or lawsuit by a third party and shall not settle such claim or lawsuit without first obtaining the written consent of the indemnitee.

ARTICLE XI. TERMINATION

11.1. Termination by Either Party

a. Either Party may terminate this Agreement in the event of a material breach by the other Party, which breach is not cured within *** (***) days following written notice thereof by the non-breaching Party.

b. Either Party may terminate this Agreement if the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within *** days of the filing; makes a general assignment for the benefit of creditors; or has a receiver appointed for all or substantially all of its assets.

11.2. Termination by CLIENT and VCS

a. CLIENT may terminate this Agreement upon 30 days’ prior written notice if the FDA causes the withdrawal from the market, approves any topical NSAID OTC Product, or restricts the use of VOLTAREN® in the Field or any other indication approved by the FDA and for which CLIENT is authorized to commercialize VOLTAREN® under the Novartis Agreement, or there is an imposition of restrictive federal and/or state price controls such that an obvious and substantial loss of sales for VOLTAREN® would result.

b. CLIENT may terminate this Agreement in its sole discretion at any time upon 120 days’ prior written notice to VCS. Any termination under this clause (b) prior to the completion of 12 months of Detailing (i.e., May 27, 2009) will include a termination fee calculated as follows: 12 months – actual months of Detailing conducted x *** (***).

c. CLIENT may terminate this Agreement in its sole discretion upon 30 days’ prior written notice at any time after the FDA approves a freely substitutable generic of VOLTAREN®.

d. Commencing July 1, 2008, CLIENT may terminate this Agreement upon *** written notice if the VCS Field Force fails to meet the required minimum Primary Details per calendar quarter (***) for two (2) calendar quarters out of any four (4) consecutive calendar quarters. For clarification purposes, the first calendar quarter to count toward the minimum Primary Detail calculation shall be the ***, 2008.

e. CLIENT may terminate this Agreement upon *** written notice if (i) the Active Representative Days fails to equal at least *** of the Expected Active Representative Days multiplied by ***.

f. VCS may terminate this Agreement if payment to VCS by CLIENT is not made when due and such payment is not made within ten (10) days from the date of receipt by CLIENT of written notice from VCS advising of such nonpayment.

11.3. Return of Materials. Upon the termination or expiration of this Agreement, VCS shall, at CLIENT’s expense, promptly return to CLIENT all Information Technology, Product samples, promotional and training materials, and any other documents, materials or written information relating to any Product. In addition, upon the removal of any member of the VCS Field Force from providing Services pursuant to this Agreement, VCS shall return all Information Technology associated with such member to CLIENT.

11.4. Effect of Termination. Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Articles VI, VII, VIII, IX, X and XI), except that CLIENT shall: (a) pay the amount of any amounts due under Section 4.1 of this Agreement for Services actually performed by VCS through the date such termination is effective; and (b) pay any reimbursement amount due under Section 4.3 of this Agreement for Client Pass-through Expenses actually incurred and related to the performance of Services through the date such termination is effective. In addition, if CLIENT terminates this Agreement pursuant to Sections 11.2(a), (b) or (c), or VCS terminates this Agreement pursuant to Sections 11.1(a) or (b) or Section 11.2(f), CLIENT shall pay VCS a termination fee of (i) $1,000,000 if termination occurs before May 31, 2009, (ii) $750,000 if termination occurs before November 30, 2009, and (iii) $500,000 if termination occurs before May 31, 2010. Such payment shall be made within 45 days after the date of termination. No other termination fee is payable by CLIENT upon its termination of this Agreement except as provided in the previous sentence and, to the extent applicable, as provided in Section 11.2(b).

ARTICLE XII. MISCELLANEOUS

12.1. Assignment

Neither VCS nor CLIENT may assign this Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent; provided, however, that (a) this Agreement shall be assignable by CLIENT to Novartis upon the expiration or termination of the Novartis Agreement and, thereupon, Novartis shall be entitled to enforce the terms of this Agreement against VCS; and (b) CLIENT may assign this Agreement (i) to any Affiliate of CLIENT or (ii) to any other Person who acquires all or substantially all of the business of CLIENT by merger, sale of assets or otherwise, provided, that, the Affiliate or acquiring Person affirmatively assumes and agrees in writing to perform and comply with all of the obligations of CLIENT under this Agreement as they apply to CLIENT and its Affiliates, and in the case of (ii) only, provides a copy thereof to VCS upon consummation of such transaction. In addition, VCS may assign this Agreement to any Person who acquires all or substantially all of the business of VCS by merger, sale of assets or otherwise, provided, that, the acquiring Person affirmatively assumes and agrees in writing to perform and comply with all of the obligations of VCS under this Agreement as they apply to VCS and provides a copy thereof to CLIENT upon consummation of such transaction. VCS shall remain liable hereunder notwithstanding such assignment. Except as otherwise provided in this Agreement, VCS shall not be permitted to subcontract its rights, duties or obligations under this Agreement. Any attempted assignment or subcontracting in violation hereof shall be void.

12.2. Merger

This Agreement supersedes all prior arrangements and understandings between the Parties related to the subject matter of this Agreement, including, without limitation, the Confidentiality Agreement between the Parties dated as of March 10, 2008 and the Letter of Intent between the Parties dated March 20, 2008 and the associated Term Sheet agreed upon by the Parties on March 12, 2008, in each case as the same may have been amended. This Agreement, including all schedules, attachments and exhibits, contain all of the terms and conditions of this Agreement between the Parties and constitutes the complete understanding of the Parties with respect to the subject matter hereof.

12.3. Force Majeure

Noncompliance with the obligations of this Agreement by either Party due to events beyond the control of such Party, such as the Laws of any Government Authority hereafter adopted or modified, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of this Agreement.

12.4. Severability

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

12.5. Amendment

No modification, waiver or extension of or release from any provision of this Agreement (including the Schedules attached to this Agreement) shall be effected unless the same shall be in writing signed by both Parties.

12.6. Governing Law

This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws provisions thereof.

12.7. Dispute Resolution

In the event of any dispute under this Agreement, the Parties shall refer such dispute to the Senior Officers for attempted resolution by good faith negotiations within 30 days after such referral is made. If the Senior Officers are unable to resolve the dispute within the time allotted, either Party may proceed as set forth below.

a. Alternative Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by mediation and arbitration in the manner described below:

b. Mediation. The Senior Officers shall select a mediator with appropriate expertise in the subject matter to which the dispute relates, who will be engaged to resolve the dispute. If the Senior Officers cannot agree on a mediator within 15 days, each Party may seek appropriate resolution through arbitration as described below. If the Parties are unable to resolve their dispute through mediation within 90 days after selection of the mediator(s), either Party may seek appropriate resolution through arbitration as described below.

c. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement which is not resolved by mediation, including disputes relating to alleged breach or to termination of this Agreement, shall be settled by binding arbitration (“Arbitration”) as follows:

i. If a Party intends to begin an Arbitration to resolve a dispute, such Party shall provide written notice (the “Arbitration Request”) to the other Party informing such other Party of such intention and the issues to be resolved. From the date of the Arbitration Request and until such time as any matter has been finally settled by Arbitration, the running of the time periods contained in Article 11 as to which Party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute. Within 10 Business Days after the receipt of the Arbitration Request, the other Party may, by written notice to the Party initiating Arbitration, add additional issues to be resolved.

d. Procedure. The Arbitration shall be conducted pursuant to the then-current JAMS/ENDISPUTE Rules (streamlined for disputes involving $*** or less and comprehensive for disputes involving more than $***). Notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

i. Arbitrator. In the event that the dispute at issue involves an amount less than $***, the Arbitration shall be conducted by one (1) arbitrator (the “Threshold 1 Arbitrator”). In the event, however, that the dispute at issue involves an amount greater than $***, the Arbitration shall be conducted by a panel of three (3) arbitrators (collectively, with the Threshold 1 Arbitrator, the “Arbitrators”). The

Arbitrator(s) shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS/ENDISPUTE. Neither Party shall engage in ex parte contact with the Arbitrator(s).

ii. Proceedings. The Arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated. A transcript of the evidence adduced at the hearing shall be made and, upon request, shall be made available to each Party. The Arbitrator(s) shall, in rendering his decision, apply the substantive law set forth in Section 12.6, except that the interpretation of and enforcement of this Section 12.7 shall be governed by the Federal Arbitration Act. The Arbitrator(s) shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in Philadelphia, Pennsylvania and shall be conducted in such a manner so that the written opinion of the Arbitrator(s) is given within 180 days after the Arbitrator(s) is selected. The fees of the Arbitrator(s) and JAMS/ENDISPUTE shall be paid by the losing Party, which shall be designated by the Arbitrator(s). If the Arbitrator(s) is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.

iii. Award. The Arbitrator(s) is empowered to award any remedy allowed by Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

iv. Costs. Except as set forth in Sections 12.7(d)(ii) and (iii) above, each Party shall bear its own legal fees and costs.

e. Confidentiality. The ADR proceeding shall be confidential and the Arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Law, no Party shall make (or instruct the Arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the Arbitrator(s) without prior written consent of each other Party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

f. Judgment; Equitable Remedies. Any court having jurisdiction of this matter may enter judgment upon any award granted under this Section 12.7. Each Party has the right before or during the arbitration to seek and obtain from the appropriate court equitable remedies as provided in Section 12.8.

g. Language. All pleadings, complaints and other documents filed or presented in connection with, and all proceedings in, any dispute resolution proceeding described in this Section 12.7 must be in the English language.

12.8. Injunctive Relief

Money damages may not be a sufficient remedy for breach of this Agreement and the Party that is not in breach shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach without proof of actual damages. In such event, the breaching Party is deemed to waive any requirement for security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at Law or in equity to the non-breaching Party.

12.9. Waiver of Jury Trial

EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

12.10. Third-Party Beneficiaries

Except with respect to Novartis pursuant to the provisions of this Agreement that are expressly intended for its benefit, and except as specifically provided in Article X, no other provision of this Agreement is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.11. Limitation of Liability.

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE X TO THE EXTENT ARISING OUT OF CLAIMS BY THIRD PARTIES.

12.12. Construction

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” or “Schedule” refer to the specified Article, Section or Schedule of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.”

12.13. Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Facsimile signatures and counterparts shall be treated as originals.

12.14. Notices

Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail or by facsimile transmission, by overnight courier or by hand delivery to:

VCS:

Ventiv Commercial Services, LLC

Vantage Court North

200 Cottontail Lane

Somerset, New Jersey 08873

Attention: Terrel G. Herring, President and Chief Executive Officer

Fax #: 732-537-4999

with a copy to:

David S. Blatteis, Esq.

Norris, McLaughlin & Marcus, P.A.

721 Route 202-206, P.O. Box 1018

Somerville, NJ 08876-1018

Fax #: (908) 722-0755

CLIENT:

ENDO Pharmaceuticals Inc.

100 Endo Boulevard

Chadds Ford, PA 19317

Attention: Chief Legal Officer

FAX (610) 558-9684

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one Party to the other. Notice shall be deemed to have been given immediately in the case of notice delivered by facsimile transmission (if transmission is confirmed) or by hand delivery. Notices shall be deemed given on the next Business Day in the case of notice sent by overnight courier. Notices shall be deemed given five Business Days after sent by mail.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

VENTIV COMMERCIAL SERVICES, LLC

By:	/s/ PAUL MIGNON
Name:	Paul Mignon
Title:	Chief Operating Officer

ENDO PHARMACEUTICALS INC.

By:	/s/ NANCY WYSENSKI
Name:	Nancy Wysenski
Title:	Chief Operating Officer

[Signature page to Sales Representative Services Agreement.]

LIST OF SCHEDULES

SCHEDULE	SCHEDULE SUBJECT MATTER
A-1	Detailing to Targets

A-1A	Products

A-1C	Preferred Hiring Profile

A-1D	New Hire Information Package

A-1E	Meetings Included in Agreement

A-1F	VCS Field Force Information Report

A-2	Sampling of Products to Targets

B	Compensation-Fees Payable to VCS

B-Y	Budget

C	Insurance Requirements

SCHEDULE A-1

DETAILING TO TARGETS

VCS will provide individuals to serve as Sales Representatives to make Calls pursuant to the Call Plan on Target Prescribers.

ESTABLISHMENT OF SALES FORCES

VCS will provide a sales force consisting of 275 VCS Sales Representatives, 27 District Managers, 1 Project Manager, 1 National Liaison and 1 National Sales Director, which shall be known as the VCS Field Force and shall Call Target Prescribers.

HIRE STATUS AND WORK SCHEDULE

All of the VCS Sales Representatives will be VCS employees. The weekly work schedule for these full-time VCS Sales Representatives will be 40 hours per week and each Sales Representative must be present in his or her Territory from 8:00 AM (local time) to 5:00 PM (local time), Monday through Friday. The work schedule of a Sales Representative may also include occasional work scheduled on weekends and evenings to attend meetings or conventions and, when warranted, this time will be in addition to the weekly work schedule set forth above. Attendance at all district and national meetings and all nightly or weekend promotional dinners or events is mandatory.

VCS will provide VCS Sales Representatives as a dedicated field force. As Sales Representatives in a dedicated field force, the VCS Sales Representatives may not Detail any products of any Person other than Client.

CALLS AND TARGETS

Detailing. Each Sales Representative shall conduct face-to-face one-on-one discussions with Target Prescribers during which a promotional message involving the Products is given for the purpose of promoting the Products to such Target Prescribers in accordance with this Agreement (each such discussion being a “Detail” and the holding of such meetings being “Detailing”). For the avoidance of doubt, (i) a reminder presentation or a sample drop shall not constitute a Detail, a Primary Detail or a Non-Primary Detail; and (ii) presentations to groups, medical conventions or institutions shall not constitute a Detail, a Primary Detail or a Non-Primary Detail.

VCS shall cause the Sales Representatives to conduct *** Primary Details per year (*** Primary Details per calendar quarter) to Call Plan targets.

Generally, a VCS Sales Representative is expected to use the Product Literature (and only the Product Literature) when making a Call and to leave one or more copies of the Product Literature and full prescribing information with the Target Prescriber as part of the Call. VCS shall require each VCS Sales Representative to accurately record information concerning each Call and concerning the profile of each Target Prescriber on whom the VCS Sales Representative Calls. Such recorded information shall be deemed to be the property of CLIENT.

MANAGER HIRE STATUS

VCS will also provide 27 full-time District Managers, 1 Project Manager and 1 National Sales Director under this Agreement. All of the managers to be provided will be VCS employees. The District Managers, Project Manager and National Sales Director will be dedicated to the VCS Field Force.

As dedicated managers, the VCS managers may not manage persons other than the VCS Field Force.

ALIGNMENTS

The configurations of the sales districts and of the Territories within each district to be serviced by the VCS Field Force have been or will be provided to VCS; will be maintained by VCS at its offices; and may be amended or reconfigured from time to time only upon prior written approval of CLIENT.

HIRING PROFILE

In selecting the Sales Representatives, District Managers, Project Manager and National Sales Director, VCS will use the preferred hiring profile approved by CLIENT as set forth in Schedule A-1C to this Agreement, as the same may be amended from time to time with the prior written approval of CLIENT. VCS will take reasonable steps to confirm the accuracy of information concerning background and experience received from applicants for positions as Sales Representatives, District Managers, Project Manager and National Sales Director. VCS will review all potential hires with CLIENT and take into consideration all of CLIENT’s recommendations. VCS will be solely responsible for all hiring decisions. VCS will ensure that each Sales Representative, District Manager, Project Manager and National Sales Director receive the appropriate new-hire information package set forth in Schedule A-1D to this Agreement, as the same may be amended from time to time with the prior written approval of CLIENT.

TRAINING

VCS will cause each new Sales Representative, District Manager, Project Manager, National Liaison and National Sales Director to participate in appropriate training (both at-home study and class time). CLIENT will cooperate in providing training aids and personnel useful in the conduct of such training. The training responsibilities of the parties are as follows:

(a) CLIENT is responsible for the following training: all Product-specific and disease state training, marketing and sales strategies and training concerning general selling skills, adverse event reporting and management, reporting policies and procedures required by Section 6.4 of the Agreement, initial sales force automation training of the VCS Field Force and training of a VCS employee to provide additional sales force automation training to the VCS Field Force. CLIENT shall be responsible for creation of all training materials and for the content of all training set forth in this subsection (a).

(b) VCS is responsible for providing training with respect to: (i) compliance with Laws, (ii) VCS employee specific training including human resource policies and procedures, (iii) expense management and training concerning fleet policies, (iv) sample management policies, (v) sales force automation training subsequent to the initial training referred to in subparagraph (a) above, and (vi) procedures for the monthly submission to CLIENT of Marketing Reports as required by the applicable state or other jurisdiction. VCS shall be responsible for creation of all training materials and for the content of all training set forth in this subsection (b).

MEETINGS

The Services provided under this Agreement include the training and sales meeting activities of the Sales Representatives, District Managers, National Liaison, Project Manager, and National Sales Director listed in Schedule A-1E to this Agreement, as the same may be amended from time to time with the prior written approval of CLIENT.

STRATEGIC DIRECTION AND MANAGEMENT OF THE FIELD FORCES

CLIENT, through its Directors of Pharma Field Sales, will provide strategic direction to the VCS Field Force through the District Managers. In this way, CLIENT shall retain sole responsibility for the formulation and implementation of CLIENT’s marketing and sales strategies. CLIENT shall not, however, have any employment supervisory authority over the VCS Field Force. CLIENT is solely responsible for acts or omissions of its employees.

PERFORMANCE

In the event that CLIENT reasonably believes that a Sales Representative, District Manager, Project Manager, National Liaison, or National Sales Director has violated any applicable Law or policy, CLIENT shall so notify VCS and VCS shall, subject to applicable Law, immediately remove such person from providing Services to CLIENT under this Agreement.

In the event CLIENT believes that a Sales Representative, District Manager, Project Manager, National Liaison or National Sales Director has failed to provide satisfactory service to CLIENT, CLIENT shall give written notice to VCS indicating that a failure to provide satisfactory service has occurred and VCS shall, subject to compliance with applicable Law,***.

REPRESENTATIONS AND UNDERTAKINGS

In connection with this Schedule A-1:

a. VCS represents and undertakes:

i. that neither VCS nor any Person employed by VCS in connection with any work to be performed for or on behalf of CLIENT has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, and that no debarred person will in the future be employed by VCS in connection with any work to be performed for or on behalf of CLIENT. If at any time after execution of this Agreement, VCS becomes aware that VCS or any Person employed by VCS in connection with any work to be performed for or on behalf of CLIENT shall become or shall be in the process of being debarred, VCS shall so notify CLIENT at once and remove such Person from providing Services to CLIENT under this Agreement.

b. VCS will:

i. cause each VCS Sales Representative to make Calls in a professional manner, consistent with the applicable policy and procedure manual, on Target Prescribers and to present only information about the Products which is consistent with the Product Literature. VCS shall not and shall not permit the VCS Sales Representatives to add, delete or modify claims of efficacy or safety of the Products, nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Literature. VCS shall use and shall permit the VCS Sales Representatives to use only the Product Literature provided by CLIENT. Under no circumstances shall VCS develop, create, or use any other promotional material or literature or alter Product Literature provided by CLIENT. VCS shall immediately cease the use of any Product Literature when instructed to do so by CLIENT. VCS shall use the Product Literature only for the purposes of this Agreement. All copyright and other intellectual property rights therein shall remain vested in CLIENT or Novartis, as applicable.

ii. use commercially reasonable efforts to replace any VCS Sales Representative terminated by it within no more than *** days of the date of such termination.

iii. As more fully described in the Agreement, and without limiting the provisions of Section 6.4 of the Agreement, inform CLIENT promptly of any reports of any adverse occurrence involving a Product of which VCS becomes aware or of any information VCS shall receive regarding any threatened or pending action by any Governmental Authority which may affect a Product. VCS shall, at the request of CLIENT, cooperate with CLIENT and Novartis in formulating a response regarding any such action.

c. CLIENT will:

i. provide VCS with all Product Literature useful to facilitate the Detailing of the Products.

ii. inform VCS promptly of any changes that CLIENT believes are necessary or appropriate in the Product Literature or in information concerning the Products in order to be in compliance with all applicable federal and state Laws.

iii. timely respond to any inquiry concerning a Product from any licensed practitioner and directed to VCS.

STATUS OF MEMBERS OF THE VCS FIELD FORCE

VCS officers, agents and employees are independent from all control by CLIENT, except as to how they represent or characterize the Products when Detailing the Products.

They are not now nor will they in the future be considered employees of CLIENT or as eligible for any CLIENT employee benefits or compensation as a result of being employed by VCS to carry out VCS’ obligations under this Agreement.

SCHEDULE A-1A

PRODUCTS

“Products” means VOLTAREN®, LIDODERM®, FROVA® and any additional products added by CLIENT to be Detailed by the Sales Representatives pursuant to this Agreement.

The Products shall be promoted by VCS under trademarks owned by or licensed to CLIENT and the CLIENT has all lawful authority necessary to market and sell the Products in all geographic regions where the Products are to be promoted under this Agreement to which this Schedule is attached. This Agreement does not constitute a grant to VCS of any property right or interest in the Products or the trademarks owned by or licensed to CLIENT or an Affiliate of CLIENT and/or any other intellectual property rights that CLIENT owns now or in the future. VCS recognizes the validity of and the title of CLIENT to all of CLIENT’s owned or licensed trademarks, trade names and trade dress in any country in connection with the Products, whether registered or not. CLIENT represents to VCS that, to its knowledge, neither those trademarks, trade names and trade dress nor the promotion of the Products by VCS infringes on any intellectual property right of any other Person.

All information, data, writings, inventions and other work products, in any form whatsoever, both tangible and intangible, developed as a result of VCS’ performance of the Services, including, without limitation, the Product Literature and all information gathered or developed by the Sales Representatives in the course of the Services (collectively, the “Works”), shall be considered works made for hire pursuant to the Copyright Act of 1976 (if applicable), and/or shall be the sole and exclusive property of CLIENT. CLIENT shall be the sole owner of all the rights to such Works in any form and in all fields of use known or hereafter existing. Notwithstanding the foregoing, intellectual property owned by or licensed to VCS which is used by VCS to develop any Works, shall remain the property of VCS (the “Components”). CLIENT agrees not to assert against VCS and its licensees any ownership interest in the Components. Notwithstanding the foregoing, CLIENT shall have a non-exclusive, irrevocable, perpetual, non-transferable (except to Affiliates and to other Persons CLIENT transfers or authorizes to use the Works), worldwide, royalty-free license to use such Components in conjunction with the Works. Upon the termination of this Agreement, VCS shall return to CLIENT all Works. CLIENT shall own and be entitled to retain all reports, including Call Reports, produced by VCS under this Agreement. However, VCS shall retain all rights in and to the design and formatting of such reports, except formatting of report forms provided by CLIENT to VCS.

SCHEDULE A-1C

PREFERRED HIRING PROFILE

VCS SALES REPRESENTATIVE

Recruiting Profile:	Four Year Degree Minimum
1-2 yrs Pharmaceutical Sales Experience
2-3 yrs in Business to Business Sales
Proven track record of success
Prior experience in pain or specialty sales force preferred

SCHEDULE A-1C

PREFERRED HIRING PROFILE

VCS FIELD FORCE DISTRICT MANAGER

Recruiting Profile:	Four Year Degree Minimum 2+ years experience of documented success as a pharmaceutical district manager. Prior launch experience preferred Experience in pain and/or specialty sales force preferred

SCHEDULE A-1D

NEW HIRE INFORMATION PACKAGE

All new hires shall receive CLIENT’s Sample Accountability Policies and Procedures, Product Literature and training materials before training meetings or other training. CLIENT shall designate any additional materials.

SCHEDULE A-1E

MEETINGS INCLUDED IN AGREEMENT

5 days of training meetings in respect to VOLTAREN®.

6 days of training meetings in respect to other Products.

3 Plan of Action meetings per year.

Such other planned meetings as CLIENT sales representatives selling any Products are required to attend.

SCHEDULE A-1F

VCS FIELD FORCE INFORMATION REPORT

Name	Title	Address	Territory	Start Date
(Sales Representative/ District Manager)

SCHEDULE A-2

SCOPE OF SERVICES

SAMPLING OF PRODUCTS TO TARGETS

General

As more fully described in the Agreement, VCS shall cause the VCS Field Force to distribute samples of the Products to Target Prescribers as part of the Detailing and promotion activities of the VCS Field Force, utilizing and in compliance with CLIENT’s Sample Accountability Policies and Procedures (as updated by CLIENT from time to time), and otherwise with applicable federal and state Law and regulations, including “PDMA.” CLIENT will provide VCS with CLIENT’s Sample Accountability Policies and Procedures. VCS will review CLIENT’s Sample Accountability Policies and Procedures prior to implementation to assure that VCS is in compliance with said policies and procedures.

Sample Distribution

CLIENT shall make Product samples available to the VCS Field Force at CLIENT’s discretion and expense for use by the VCS Field Force in Detailing Products in accordance with this Agreement. CLIENT shall determine the quantities and types of samples to be made available to the VCS Field Force. CLIENT shall or shall cause its Distribution Agent to ship such samples to the VCS Sales Representatives. The VCS Sales Representatives shall store, handle and transport Product samples in accordance with CLIENT’s Sample Accountability Policies and Procedures.

VCS shall cause the VCS Field Force to store any samples of the Products in compliance with CLIENT’s Sample Accountability Policies and Procedures and otherwise with all applicable legal requirements, including, without limitation, the PDMA and all applicable federal, state, and local Laws governing the marketing, promotion, and sampling of pharmaceutical products that can only be sold with a prescription by a Professional. VCS shall be responsible to secure appropriate physical space (including temperature-controlled storage space) for the storage of all samples. VCS shall at all times cause the VCS Field Force to store and maintain the samples in the designated space.

CLIENT shall be responsible for the shipment of samples directly or through the Distribution Agent to the VCS Sales Representatives. This responsibility shall include design of a delivery verification system and of documentation, which will allow confirmation of each shipment delivered.

VCS will receive a copy of all documents confirming shipments of samples to the VCS Sales Representatives, whether by CLIENT or the Distribution Agent. VCS will, in all cases, reconcile the receipt of samples by each VCS Sales Representative with the samples shipped to that VCS Sales Representative, based upon the shipping records provided to it and acknowledgements of delivery provided by the VCS Sales Representatives. All discrepancies between the sample shipping records and the acknowledgement of delivery by the VCS Sales Representatives shall be investigated by VCS. Upon conclusion of the investigation by VCS, any confirmed discrepancy must be reported to CLIENT pursuant to the procedure as described below under “Notification to CLIENT of FDA Reportable Events,” subsection Samples Lost in Transit.

CLIENT shall be responsible to ensure that the Distribution Agent is compliant with all applicable federal and state Laws, including the PDMA and the regulations of the FDA. VCS shall be responsible to ensure that any third party vendor that provides any verification services referred to in the previous paragraph is compliant with all applicable federal and state Laws, including the PDMA and the regulations of the FDA. If VCS determines that such third party vendor is not compliant with all applicable federal and state Laws, including the PDMA and the regulations of the FDA, VCS shall notify CLIENT within forty-eight (48) hours.

Sample Accountability

Accountability Training

The Parties recognize that such a sampling program will require incremental training in sample accountability. CLIENT, with the assistance of VCS, will provide, as part of the training, all training for Sales Representatives, Project Manager, National Sales Director, National Liaison, and District Managers, which addresses sampling matters. Upon completion of training, VCS shall administer to its Field Force the required sampling program examination, as agreed to by CLIENT, and VCS shall collect signed Sample Accountability Acknowledgement Forms from all Field Force members. Prior to Sales Representatives receiving their first sample shipment, VCS shall collect Sample Storage Location Forms from all VCS Sales Representatives. Should VCS and/or CLIENT determine that follow-on training is necessary in the future, VCS will be responsible for the reasonable costs associated with such follow-on training.

Monthly Sample Reconciliation

VCS shall comply with the requirements of CLIENT’s Sample Accountability Policies and Procedures as it relates to VCS Sales Representative monthly sample reconciliation. VCS shall provide CLIENT monthly summary reports of sample inventory reconciliations.

Sample Inventory Audits

VCS shall conduct a security and audit program that is consistent with CLIENT’s Sample Accountability Policies and Procedures and otherwise includes allowance for all of: random, for cause and periodic physical inventories of samples delivered to the VCS Sales Representatives consistent with the PDMA and applicable regulations of the FDA (including those adopted under the FDA Modernization Act of 1997).

Prescriber Signature Verification Program

VCS shall conduct a prescriber signature verification program that is consistent with CLIENT’s Sample Accountability Policies and Procedures.

State License Validation

CLIENT is responsible for the validation of State License information for the lists of Prescribers utilized by the VCS Sales Representatives and all costs associated therewith.

Returns

CLIENT shall be responsible for confirming all returns of samples by VCS or the VCS Field Force. CLIENT will provide VCS with written confirmation of sample returns promptly after receipt by CLIENT of the returned sample. The Parties recognize that VCS will reconcile sample data and account for samples based (in part) on the return confirmations provided by CLIENT. CLIENT shall not remove, destroy or otherwise impair the availability of the returned samples until either VCS confirms the return of samples in the quantities reported by the VCS Field Force or if VCS has not begun such confirmation after the passage of thirty (30) days following notice to VCS.

Sample Accountability Reporting

VCS shall provide a Monthly Sample Accountability Summary Report to CLIENT which includes, but is not limited to, data related to:

•	Annual Audits – schedule for completion will be through calendar year as reasonable and agreed upon with CLIENT.

•	For-Cause Audits

•	Quarterly Sample Inventory Reconciliation

•	Monthly Sample Inventory Reconciliation

•	New Hire Weekly Sample Inventory Reconciliation

•	SFA Synchronization Statistics

•	Sales Representative Terminations

•	Sample Shipment Discrepancies

•	Prescriber Signature Verification Results

•	Theft, Loss, or Return of Product

VCS and CLIENT will work together to define the details of the Monthly Sample Accountability Summary Report

Notification to CLIENT of FDA Reportable Events

Upon VCS’ discovery that: (i) any Product samples have been stolen, lost in transit, or that there is a Significant Loss of samples or (ii) any sample documents have been falsified, VCS shall report this information to CLIENT in the following manner.

Samples Lost in Transit

Within twenty-four (24) hours of confirmation of samples lost in transit, VCS shall provide a written report of such loss to CLIENT. The written report of samples lost in transit shall include: (1) Sales Representative name, (2) Product name, (3) Quantity of Product, and (4) explanation of circumstances surrounding the loss.

Upon receipt of the written report from VCS, CLIENT reserves the right to contact VCS directly if additional information is required. CLIENT shall then be responsible for reporting the loss to the FDA (including both five (5) day notice and thirty (30) day follow-up notification).

Significant Loss of Drug Samples

CLIENT shall establish through a documented rationale the following: 1) a corporate loss threshold – value of samples as a loss as units, percent or both for which the sales representative is required to provide a written explanation to explain the loss when this value has been met or exceeded; 2) a significant loss threshold – value of samples lost as units, percent or both for which the sales representative is reported to CLIENT (“Significant Loss”). The Significant Loss threshold shall be greater than or equal to the corporate loss threshold. While the latter shall be used by VCS to require an explanation from sales representatives during reconciliation, the former is used by VCS to identify sales representatives that meet or exceed this value at the completion of the reconciliation process and to report those representatives to CLIENT in the manner as described in the following paragraph.

CLIENT shall be responsible for determining whether a Significant Loss of drug samples has occurred under the PDMA and regulations of the FDA, based upon CLIENT’s Loss Threshold. Within twenty-four (24) hours of discovery by VSC Regulatory that a Significant Loss has occurred, VCS shall provide a written report of the Significant Loss to CLIENT. The written report of the Significant Loss shall include: (1) Sales Representative name, (2) Product name, (3) Quantity of Product, (4) percentage of drug sample inventory lost, and (5) explanation of circumstances surrounding the Significant Loss and subsequent investigation.

Upon receipt of the written report from VCS, CLIENT reserves the right to contact VCS directly if additional information is required. CLIENT shall then be responsible for reporting the Significant Loss to the FDA (including both five (5) day notice and thirty (30) day follow-up notification).

Theft of Drug Samples

CLIENT shall be responsible for determining whether a theft of drug samples has occurred. Within twenty-four (24) hours of discovery of a theft by VSC Regulatory that a theft has occurred, VCS shall provide a written report of the theft to CLIENT. The written report of the theft shall include: (1) Sales Representative name, (2) Product name, (3) Quantity of Product, and (4) explanation of circumstances surrounding the theft of drug samples (including the police report, if available).

Upon receipt of the written report from VCS, CLIENT reserves the right to contact VCS directly if additional information is required. CLIENT shall then be responsible for reporting the theft to the FDA (including both five (5) day notice and thirty (30) day follow-up notification).

Falsification of Sample Documents

CLIENT shall be responsible for determining whether sample documents have been falsified. Within twenty-four (24) hours of discovery by VSC Regulatory that sample documents have been falsified, VCS shall provide a written report of the falsification of sample documents to CLIENT. The written report of the falsification of sample documents shall include: (1) Sales Representative name, (2) summary of the investigation conducted, and (3) disciplinary/corrective action taken.

Upon receipt of the written report from VCS, CLIENT reserves the right to contact VCS directly if additional information is required. CLIENT shall then be responsible for reporting the falsification of sample documents to the FDA (including both five (5) day notice and thirty (30) day follow-up notification).

Record Retention and Retrieval

VCS shall provide CLIENT access to any requested records within twenty-four (24) hours following CLIENT’s written request.

Recalls

VCS shall maintain such traceability of records at the product code level on samples of the Products as may be necessary to permit a recall or field correction of the Products. The decision to conduct and the right to control a recall shall be solely CLIENT’s. VCS shall cooperate fully with CLIENT in connection with any recall efforts affecting the Products.

SCHEDULE B

COMPENSATION - FEES PAYABLE TO VCS

VCS shall invoice CLIENT monthly for all fees and costs payable by CLIENT for Services as set forth in the Budget included as Schedule B-Y.

CLIENT shall pay VCS an implementation fee as set forth in the budget on Schedule B-Y.

CLIENT shall pay VCS a monthly fixed fee during the Term based on the Budget set forth on Schedule B-Y. Included in the fixed monthly fee are certain costs (i.e., VCS Sales Representative and District Manager salaries and VCS Field Force travel, office and other expenses captured on routine expense reports) to be reconciled by the Parties on a monthly basis and the Management Fee. For the first Agreement Year, a pro rata portion of the fixed fee shall be paid to VCS for the period from May 27, 2008 through June 30, 2008.

In addition, Pass-through Costs shall be billed by VCS as incurred. Pass-through Costs shall include:

-	Initial interview travel and facilities

-	District Manager Bonuses (plus applicable employer portion of taxes)

-	Sales Representative Bonuses (plus applicable employer portion of taxes)

-	Sales Representative travel

-	National Training Meetings (including initial launch meeting) to the extent not paid directly by Client

-	POA Meetings to the extent not paid directly by Client

-	Third Party data acquisition costs

-	Direct Marketing Expense (DME) Funds

-	Equipment purchases (printers, laptop and handheld and/or tablet)

During the Term, the Management Fee shall be in the amount of $*** per Agreement Year.

During the Term, VCS shall be eligible to earn an At-Risk Management Fee of $*** for each Agreement Year, based on the following:

•	Tube Sales Goal (25%) ($*** per Agreement Year)

•	95% Goal receive $***

•	100% receive $***

•	Over 105%, receive $***

•	Measured and paid annually based on total Tube Sales goal for the Agreement Year. Reset each Agreement Year.

•	Primary Details (50%) ($*** per calendar year, $*** per calendar quarter)

•	Commencing July 1, 2008, VCS shall conduct *** Primary Details per year (*** Primary Details per calendar quarter) to Target Prescribers.

•

Measured and paid quarterly based on Primary Details to Call Plan targets only as measured by the CLIENT TRx system. VCS shall earn the $*** payment if greater than *** Primary Details to Call Plan targets in the calendar quarter.

•	Active Territory & Active Representative Days Bonus (ATB) (Active Territories & Active Representative Days (25%) ($*** per Agreement Year, $*** per calendar quarter))

•	Commencing July 1, 2008, payment of the ATB will be made quarterly based on an auditable VCS Field Force roster provided to CLIENT monthly.

•

VCS shall not be paid the ATB for any calendar quarter in which either “Active Representative Days” are less than ***% of “Expected Active Representative Days” multiplied by *** or more than *** “Inactive Territories” have occurred that quarter.

The Parties shall mutually agree (in writing) to the Tube Sales performance goals required for VCS to earn the At-Risk Management Fee prior to July 1, 2008 and by April 1st of each Agreement Year thereafter.

Tube Sales and Primary Details for the period May 27, 2008 through June 30, 2008 shall count toward reaching the At-Risk Management Fee goals set forth above for the first Agreement Year.

SCHEDULE B-Y

BUDGET

***

SCHEDULE C

INSURANCE REQUIREMENTS

VCS shall maintain the following insurance during the Term of this Agreement to which this Schedule is attached:

Comprehensive General Liability -	$1 million/occurrence $2 million/year

Deductible or SIR	up to $50,000

Errors and Omissions -	$1 million/occurrence $3 million/year

Deductible or SIR	up to $50,000

Workers’ Compensation -	$1 million (except in States which require purchase of state insurance plan coverage; in those states the policy limits are whatever is provided by the State Plan).

Automobile Liability Insurance -	$1 million/occurrence $1 million/accident for bodily injury, including death and property damage

VCS will provide CLIENT with evidence of VCS’ insurance. VCS will name CLIENT as an additional insured party under VCS’ insurance policy, and will provide to CLIENT at least thirty (30) days prior, written notice of any change or cancellation to the VCS’ insurance program.

CLIENT:

CLIENT shall maintain the following insurance or self- insurance during the Term of this Agreement to which this Schedule is attached:

Comprehensive General Liability -	$5 million single/aggregate annual limit

Deductible or SIR	up to $50,000

Product Liability –	$25 million/occurrence $25 million/year

Automobile Liability Insurance -	$1 million/occurrence $1 million/year for bodily injury, including death and property damage